Exhibit 99.1

Questar E&P acquires additional northwest Louisiana natural gas properties

DENVER — Questar Corporation (NYSE:STR)

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Total consideration $655 million

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22,000 net leasehold acres

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593 Bcfe of proved plus probable and possible reserves

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Up to 852 future vertical development well locations

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High (97%+) average working interest, Questar E&P-operated

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Accretive to 2008 production, cash flow and earnings

Questar Corporation (NYSE:STR) subsidiary Questar Exploration and Production Company (Questar E&P) today announced that it has entered into definitive agreements with multiple private sellers to acquire two significant natural gas development properties in northwest Louisiana for an aggregate purchase price of $655 million. The properties are located in Red River and Bienville Parishes, approximately 10 miles south and east of Questar E&P’s existing Elm Grove Field operations.

The acquired properties will add 276 Bcfe of net proved reserves as of the effective date, approximately 20% of which are currently proved developed. Questar E&P estimates proved plus probable and possible reserves attributable to the properties of 593 Bcfe. In addition to 74 existing producing wells, Questar E&P has identified up to 852 future development well locations on a combination of 20-acre and 40-acre density. Development targets are the same as those being successfully exploited by Questar E&P at Elm Grove Field – multiple stacked tight-gas sands in the Cotton Valley and Hosston formations at depths ranging from 6,500 to 10,500 feet. Questar E&P estimates gross reserves attributable to future vertical wells will range from 0.7 Bcfe to over 3.25 Bcfe and gross completed vertical well costs will range from $1.7 to $2.4 million.

The effective date for the transactions is January 1, 2008. The company expects to close by the end of February 2008. The purchase price is subject to usual and customary closing and post-closing adjustments.

“We’re ‘turning up’ our Midcontinent growth with these ‘bolt-on’ acquisitions in our core NW Louisiana Cotton Valley / Hosston play,” said Keith Rattie, Questar Chairman, President and Chief

Executive Officer. “We’re putting more assets in the hands of our experienced Midcontinent team – and diversifying our E&P business,” Rattie added.

"If we execute, with these assets Questar E&P may double Midcontinent production over the next 4-5 years,” said Charles Stanley, Questar executive vice president and president and CEO of the company’s exploration and production businesses. “Combined with our existing inventory in Elm Grove Field, Questar E&P will have over 1,050 Cotton Valley/Hosston development locations in northwest Louisiana, over 950 of which will be Questar E&P-operated – and that assumes vertical wells. We’re intrigued by the potential to significantly increase rate, recoveries and returns with horizontal drilling on parts of this acreage. We’ll be evaluating that alternative over the next couple of years,” Stanley added.

If these transactions close at the end of February as expected, the company estimates these assets could yield incremental production of approximately 12 Bcfe net to Questar E&P in 2008.

The company said it expects to fund the acquisition with a combination of short and long-term debt.

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of about $10 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006. Questar undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the Web site to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

For more information, visit Questar’s website: www.questar.com.

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